Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stefan Chkautovich, CFO
January 21, 2026	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR SECOND QUARTER OF FISCAL 2026;

DECLARES QUARTERLY DIVIDEND OF $0.25 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR THURSDAY, JANUARY 22, AT 9:30 AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the second quarter of fiscal 2026 of $18.2 million, an increase of $3.5 million, or 23.9%, as compared to the same period of the prior fiscal year. The increase was attributable to an increase in net interest income, partially offset by increases in provision for credit loss (PCL) expense, and noninterest expense, and lower noninterest income. Preliminary net income was $1.62 per fully diluted common share for the second quarter of fiscal 2026, an increase of $0.32 as compared to the $1.30 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the second quarter of fiscal 2026:

●	Earnings per common share (diluted) was $1.62, up $0.32, or 24.6%, as compared to the same quarter a year ago, and up $0.24, or 17.4% from the first quarter of fiscal 2026, the linked quarter.

●	Annualized return on average assets (“ROAA”) was 1.42%, while annualized return on average common equity was 12.8%, as compared to 1.20% and 11.4%, respectively, in the same quarter a year ago, and 1.24% and 11.3%, respectively, in the first quarter of fiscal 2026, the linked quarter.

●	Net interest margin for the quarter was 3.57%, as compared to 3.34% reported for the year ago period, and as compared to 3.57% reported for the first quarter of fiscal 2026, the linked quarter. Net interest income increased $4.7 million, or 12.4%, as compared to the same quarter a year ago, and increased $452,000, or 1.1%, from the first quarter of fiscal 2026, the linked quarter.

●	Gross loan balances as of December 31, 2025, increased by $34.8 million, or 0.8%, as compared to September 30, 2025, and by $199.6 million, or 5.0%, as compared to December 31, 2024.

●	Tangible book value per share was $44.65, having increased by $5.74, or 14.8%, as compared to December 31, 2024.

●	The Company repurchased 148,000 shares of its common stock in the second quarter of fiscal 2026 at an average price of $54.32 per share, for a total of $8.1 million. The average purchase price was 122% of our tangible book value as of December 31, 2025.

●	The Board of Directors authorized a new share repurchase program for up to approximately 5% of outstanding common shares, following the near completion of the prior authorization.

Dividend Declared:

The Board of Directors, on January 20, 2026, declared a quarterly cash dividend on common stock of $0.25, payable February 27, 2026, to stockholders of record at the close of business on February 13, 2026, marking the 127th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Share Repurchase Authorization:

On January 20, 2026, the Board of Directors approved a new authorization to repurchase up to 550,000 shares of the Company’s common stock, or approximately 5.0% of shares outstanding, following the near completion of the Company’s prior repurchase program announced on May 20, 2021. Repurchases may be made from time to time in the open market or in privately negotiated transactions, subject to market conditions and other factors. Any shares repurchased will be held as treasury shares for general corporate purposes.

As of January 21, 2026, the Company had repurchased nearly all shares authorized under the prior program at an average cost of $48.28 per share. The prior program permitted the repurchase of up to 445,000 shares.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Thursday, January 22, 2026, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-833-470-1428. Participants should use participant access code 915129. Telephone playback will be available beginning one hour following the conclusion of the call through January 27, 2026. The playback may be accessed by dialing 1-866-813-9403, and using the conference passcode 450286.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first six months of fiscal 2026, with total assets of $5.1 billion at December 31, 2025, reflecting an increase of $74.8 million, or 1.5%, as compared to June 30, 2025. Growth primarily reflected an increase in net loans receivable, partially offset by decreases in cash equivalents and time deposits and available for sale (AFS) securities.

Cash equivalents and time deposits were a combined $134.3 million at December 31, 2025, a decrease of $58.8 million, or 30.4%, as compared to June 30, 2025. The decrease was primarily the result of loan growth that outpaced deposit generation during the period. AFS securities were $445.0 million at December 31, 2025, down $15.9 million, or 3.4%, as compared to June 30, 2025, reflecting normal principal amortization as well as early redemptions from callable securities, which accelerated portfolio runoff during the period.

Loans, net of the allowance for credit losses (ACL), were $4.2 billion at December 31, 2025, increasing by $123.1 million, or 3.0%, as compared to June 30, 2025. The Company noted growth primarily in 1-4 family residential real estate, multi-family real estate, commercial and industrial, both non-owner and owner occupied commercial real estate, and agriculture real estate loan balances. This was somewhat offset by decreases in construction and land development loans, agricultural production loans, and consumer loans. The table below illustrates changes in loan balances by type over recent periods:

Summary Loan Data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2025	2025	2025	2025	2024

1-4 Family residential real estate	$1,043,090	$1,021,300	$992,445	$978,908	$967,196
Non-owner occupied commercial real estate	912,611	918,275	888,317	897,125	882,484
Owner occupied commercial real estate	460,064	454,265	442,984	440,282	435,392
Multi-family real estate	452,733	445,953	422,758	405,445	376,081
Construction and land development	298,412	283,912	332,405	323,499	393,388
Agriculture real estate	261,118	255,610	244,983	247,027	239,912
Total loans secured by real estate	3,428,028	3,379,315	3,323,892	3,292,286	3,294,453

Commercial and industrial	537,276	521,945	510,259	488,116	484,799
Agriculture production	202,892	229,338	206,128	186,058	188,284
Consumer	52,182	56,051	55,387	54,022	56,017
All other loans	6,178	5,094	5,102	3,216	3,628
Total loans	4,226,556	4,191,743	4,100,768	4,023,698	4,027,181

Deferred loan fees, net	—	—	(178)	(189)	(202)
Gross loans	4,226,556	4,191,743	4,100,590	4,023,509	4,026,979
Allowance for credit losses	(54,465)	(52,081)	(51,629)	(54,940)	(54,740)
Net loans	$4,172,091	$4,139,662	$4,048,961	$3,968,569	$3,972,239

Loans anticipated to fund in the next 90 days totaled $159.1 million at December 31, 2025, as compared to $194.5 million at September 30, 2025, and $172.5 million at December 31, 2024.

The Bank’s concentration in non-owner occupied commercial real estate, as defined for regulatory purposes, is estimated at 289.4% of Tier 1 capital and ACL at December 31, 2025, as compared to 301.9% as of June 30, 2025, with these loans representing 39.4% of gross loans at December 31, 2025. Multi-family residential real estate, hospitality (hotels/restaurants), care facilities, strip centers, retail stand-alone, and storage units are the most common collateral types within the non-owner occupied commercial real estate loan portfolio. The multi-family residential real estate loan portfolio commonly includes loans collateralized by properties currently in the low-income housing tax credit (LIHTC) program or that have exited the program. The hospitality and retail stand-alone segments include primarily franchised businesses; care facilities consisting mainly of skilled nursing and assisted living centers; and strip centers, which can be defined as non-mall shopping centers with a variety of tenants. Non-owner-occupied office property types included 35 loans totaling $21.1 million, or 0.50% of gross loans at December 31, 2025, none of which were adversely classified, and are generally comprised of smaller spaces with diverse tenants. The Company continues to monitor its commercial real estate concentration and the individual segments closely.

Nonperforming loans (NPLs) were $29.7 million, or 0.70% of gross loans, at December 31, 2025, as compared to $23.0 million, or 0.56% of gross loans at June 30, 2025. Nonperforming assets (NPAs) were $31.2 million, or 0.61% of total assets, at December 31, 2025, as compared to $23.7 million, or 0.47% of total assets, at June 30, 2025. The change in NPAs was primarily attributable to the noted increase in NPLs. The increase in NPLs was primarily attributable to two borrower relationships: one consisting of multiple loans collateralized by commercial real estate and equipment; and the other, consisting of two related agricultural production loans secured by crops and equipment, partially offset by improvement in previously nonperforming loans and net charge-offs. Both relationships noted were placed on nonaccrual status during the second quarter of fiscal 2026, resulting in the reversal of $678,000 of accrued interest during the quarter, decreasing net interest income.

The ACL at December 31, 2025, totaled $54.5 million, representing 1.29% of gross loans and 184% of NPLs, as compared to an ACL of $51.6 million, representing 1.26% of gross loans and 224% of NPLs, at June 30, 2025. The Company has estimated its expected credit losses as of December 31, 2025, under ASC 326-20, and management believes the ACL as of that date was adequate based on that estimate. There remains, however, significant economic uncertainty despite recent reductions in short-term interest rates as labor market conditions soften, and inflation remains above target. The increase in the ACL was primarily attributable to management’s assessment of reserve adequacy amid an evolving economic environment, additions to individually reviewed loans, slightly higher reserves required for pooled loans, and loan growth. This was partially offset by net charge-offs. As a percentage of average loans outstanding, the Company recorded net recoveries of 0.07% (annualized) during the current quarter, as compared to net charge-offs of 0.02% for the same quarter of the prior fiscal year, and net charge-offs of 0.36% during the linked quarter. In the three-month period ended December 31, 2025, net recoveries were $704,000, which was primarily attributable to a $2.0 million recovery associated with a special-purpose CRE relationship, which was reserved for in the fourth quarter of fiscal 2025 and charged off in the first quarter of fiscal 2026.

Total liabilities were $4.5 billion at December 31, 2025, an increase of $52.1 million, or 1.2%, as compared to June 30, 2025.

Deposits were $4.3 billion at December 31, 2025, an increase of $27.0 million, or 0.63%, as compared to June 30, 2025. The deposit portfolio saw year-to-date increases in nonmaturity deposit accounts, which was partially offset by a decrease in certificates of deposit. Nonmaturity deposit growth was primarily driven by savings, NOW, and non-interest bearing accounts. The decrease in certificates of deposit was largely driven by a $54.1 million reduction in brokered certificates compared to June 30, 2025. Brokered deposits totaled $182.2 million at December 31, 2025, a decrease of $52.9 million as compared to June 30, 2025. Public unit balances totaled $584.1 million at December 31, 2025, an increase of $33.3 million compared to June 30, 2025, primarily due to seasonal inflows. The average loan-to-deposit ratio for the second quarter of fiscal 2026 was 96.7%, as compared to 94.5% for the quarter ended June 30, 2025, and 96.4% for the same period of the prior fiscal year. The table below illustrates changes in deposit balances by type over recent periods:

Summary Deposit Data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2025	2025	2025	2025	2024

Non-interest bearing deposits	$526,569	$501,885	$508,110	$513,418	$514,199
NOW accounts	1,167,626	1,098,921	1,132,298	1,167,296	1,211,402
MMDAs - non-brokered	317,987	334,492	329,837	345,810	347,271
Brokered MMDAs	2,636	20,024	1,414	2,013	3,018
Savings accounts	701,553	715,406	661,115	626,175	573,291
Total nonmaturity deposits	2,716,371	2,670,728	2,632,774	2,654,712	2,649,181

Certificates of deposit - non-brokered	1,412,394	1,409,332	1,414,945	1,373,109	1,310,421
Brokered certificates of deposit	179,569	200,430	233,649	233,561	251,025
Total certificates of deposit	1,591,963	1,609,762	1,648,594	1,606,670	1,561,446

Total deposits	$4,308,334	$4,280,490	$4,281,368	$4,261,382	$4,210,627

Public unit nonmaturity accounts	$490,060	$424,391	$435,632	$472,010	$482,406
Public unit certificates of deposit	94,039	112,963	115,204	103,741	83,506
Total public unit deposits	$584,099	$537,354	$550,836	$575,751	$565,912

FHLB advances were $102.0 million at December 31, 2025, a decrease of $2.0 million, or 1.9%, as compared to June 30, 2025, due to maturing advances which were not renewed. For the quarter ended December 31, 2025, the Company continued to have no FHLB overnight borrowings at the end of the period.

The Company’s stockholders’ equity was $567.4 million at December 31, 2025, an increase of $22.7 million, or 4.2%, as compared to June 30, 2025. The increase was attributable primarily to earnings retained after cash dividends paid, in combination with a $2.7 million reduction in accumulated other comprehensive losses (AOCL) as the market value of the Company’s investments appreciated due to the decrease in market interest rates. The AOCL totaled $8.6 million at December 31, 2025 compared $11.4 million at June 30, 2025. The Company does not hold any securities classified as held-to-maturity. The increase in stockholders’ equity was partially offset by $8.5 million utilized for repurchase of 156,000 shares of the Company’s common stock year-to-date at an average price of $54.34 per share.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended December 31, 2025, was $42.9 million, an increase of $4.7 million, or 12.4%, as compared to the same period of the prior fiscal year. The increase was attributable to a 5.0% increase in the average balance of interest-earning assets and a 23-basis point increase in the net interest margin, from 3.34% to 3.57%, as the cost of interest-bearing liabilities decreased by 33 basis points, partially offset by a six-basis point decrease in the yield earned on interest earning assets.

Loan discount accretion and liability premium amortization related to the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of FortuneBank, and the January 2024 acquisition of Citizens Bank & Trust resulted in $653,000 in net interest income for the three-month period ended December 31, 2025, as compared to $987,000 in net interest income for the same period a year ago. Combined, this component of net interest income contributed five basis points to net interest margin in the three-month period ended December 31, 2025, compared to nine basis points during the same period of the prior fiscal year, and as compared to a seven-basis point contribution in the linked quarter, ended September 30, 2025, when the net interest margin was 3.57%.

The Company recorded a PCL of $1.7 million in the three-month period ended December 31, 2025, as compared to a PCL of $932,000 in the same period of the prior fiscal year. The current period PCL had no provision attributable to the allowance for off-balance sheet credit exposures. The factors considered when estimating a required ACL and PCL for loan balances outstanding is detailed above in the “Balance Sheet Summary”.

The Company’s noninterest income for the three-month period ended December 31, 2025, was $6.8 million, a decrease of $89,000, or 1.3%, as compared to the same period of the prior fiscal year. The decrease was primarily attributable to other loan fees, reflecting a refinement of our fee recognition under ASC 310-20, Receivables – Nonrefundable Fees and Other Costs, with a greater portion now recognized in interest income over the life of the loan. The decrease was partially offset by an increase in bank card interchange income, deposit account charges and related fees, and wealth management fees.

Noninterest expense for the three-month period ended December 31, 2025, was $25.3 million, an increase of $394,000, or 1.6%, as compared to the same period of the prior fiscal year. The increase was primarily attributable to higher data processing, occupancy and equipment, and advertising expenses. Data processing costs increased due to higher transaction volumes and increased software licensing costs. Occupancy and equipment expense growth was primarily driven by elevated maintenance and repair costs, additional depreciation associated with a new branch and remodel projects, and higher real estate taxes. Advertising expense increased due to increased marketing activity and charitable contributions. These increases were partially offset by lower legal and professional fees, reduced intangible amortization as certain merger-related intangibles became fully amortized, and lower compensation and benefits expense, reflecting refinements in the application of ASC 310-20, under which a greater portion of loan origination costs, including related compensation, is deferred and recognized as a reduction of interest income over the life of the loan.

The efficiency ratio for the three-month period ended December 31, 2025, improved to 50.9%, as compared to 55.3% in the same period of the prior fiscal year. The improvement reflected positive operating leverage, as revenue growth driven by higher net interest income outpaced growth in operating expenses.

The income tax provision for the three-month period ended December 31, 2025, was $4.5 million, consistent with the same period in 2024. The effective tax rate for the current quarter was 20.0%, compared to

23.7% for the quarter ended December 31, 2024. The higher effective tax rate in the prior-year quarter primarily reflected adjustments to tax accruals related to completed merger and acquisition activity.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: expected cost savings, synergies and other benefits from our merger and acquisition activities, including our recently completed acquisitions, might not be realized within the anticipated time frames, to the extent anticipated, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected and goodwill impairment charges might be incurred; potential adverse impacts to economic conditions both nationally and in our local market areas and other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and inflation, including the effects of a potential recession whether caused by Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) actions or otherwise or slowed economic growth caused by changes in oil prices or supply chain disruptions; the impact of monetary and fiscal policies of the Federal Reserve Board and the U.S. Government or other governmental initiatives affecting the financial services industry; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the ACL on loans; our ability to access cost-effective funding and maintain sufficient liquidity; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; fluctuations in real estate values in both residential and commercial real estate markets, as well as agricultural business conditions; fluctuations in the demand for loans and deposits, including our ability to attract and retain deposits; the impact of a federal government shutdown; legislative or regulatory changes that adversely affect our business; the effects of climate change, severe weather events, other natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates; changes in accounting principles, policies, or guidelines; results of examinations of us by our regulators, including the impact on FDIC insurance premiums and the possibility that our regulators may, among other things, require an increase in our reserve for credit losses on loans or a write-down of assets; the impact of technological changes and an inability to keep pace with the rate of technological advances; the inability of key third party providers to perform their obligations to us; cyber threats, such as phishing, ransomware, and insider attacks, which can lead to financial loss, reputational damage, and regulatory penalties if sensitive customer data and critical infrastructure are not adequately protected; our ability to retain key members of our management team; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Non-GAAP Financial Measures:

Tangible common equity and tangible book value per common share are financial measures determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). These non-GAAP financial measures are supplemental and are not intended to be a substitute for analyses based on GAAP measures. As other companies may utilize different methodologies for calculating these measures, this presentation may not be comparable to similarly titled measures used by other institutions.

Tangible common equity is calculated by excluding intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, less restricted common shares not vested. For comparison, book value per common share is calculated by dividing common stockholders’ equity by common shares outstanding, less restricted common shares not vested. This approach is consistent with the treatment applied by bank regulatory agencies, which generally exclude intangible assets from the calculation of risk-based capital ratios.

Each of these non-GAAP financial measures provides information considered important to investors and is useful in understanding the Company’s capital position. Calculations of tangible common equity and tangible book value per common share to the corresponding GAAP measures of common stockholders’ equity and book value per common share are presented below.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2025	2025	2025	2025	2024

Cash equivalents and time deposits	$134,309	$124,358	$193,105	$227,136	$146,078
Available for sale (AFS) securities	444,965	453,855	460,844	462,930	468,060
FHLB/FRB membership stock	18,552	18,489	18,500	18,269	18,099
Loans held for sale	1,271	277	431	—	—
Loans receivable, gross	4,226,556	4,191,743	4,100,590	4,023,509	4,026,979
Allowance for credit losses	54,465	52,081	51,629	54,940	54,740
Loans receivable, net	4,172,091	4,139,662	4,048,961	3,968,569	3,972,239
Bank-owned life insurance	76,793	76,240	75,691	75,156	74,643
Intangible assets	72,049	72,866	73,721	74,677	75,399
Premises and equipment	94,560	95,211	95,982	95,987	96,418
Other assets	79,797	55,374	52,372	53,772	56,738
Total assets	$5,094,387	$5,036,332	$5,019,607	$4,976,496	$4,907,674

Interest-bearing deposits	$3,781,765	$3,778,605	$3,773,258	$3,747,964	$3,696,428
Noninterest-bearing deposits	526,569	501,885	508,110	513,418	514,199
Securities sold under agreements to repurchase	20,000	20,000	15,000	15,000	15,000
FHLB advances	102,041	102,029	104,052	104,072	107,070
Other liabilities	73,417	50,371	51,287	44,057	39,424
Subordinated debt	23,235	23,221	23,208	23,195	23,182
Total liabilities	4,527,027	4,476,111	4,474,915	4,447,706	4,395,303

Total stockholders’ equity	567,360	560,221	544,692	528,790	512,371

Total liabilities and stockholders’ equity	$5,094,387	$5,036,332	$5,019,607	$4,976,496	$4,907,674

Equity to assets ratio	11.14%	11.12%	10.85%	10.63%	10.44%

Common shares outstanding	11,142,733	11,290,667	11,299,467	11,299,962	11,277,167
Less: Restricted common shares not vested	49,075	48,675	50,163	50,658	46,653
Common shares for book value determination	11,093,658	11,241,992	11,249,304	11,249,304	11,230,514

Book value per common share	$51.14	$49.83	$48.42	$47.01	$45.62
Less: Intangible assets per common share	6.49	6.48	6.55	6.64	6.71
Tangible book value per common share (1)	44.65	43.35	41.87	40.37	38.91
Closing market price	59.12	52.56	54.78	52.02	57.37

(1)   Non-GAAP financial measure.

Nonperforming asset data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2025	2025	2025	2025	2024

Nonaccrual loans	$29,655	$26,031	$23,040	$21,970	$8,309
Accruing loans 90 days or more past due	—	—	—	—	—
Total nonperforming loans	29,655	26,031	23,040	21,970	8,309
Other real estate owned (OREO)	1,536	1,006	625	1,775	2,423
Personal property repossessed	5	45	32	56	37
Total nonperforming assets	$31,196	$27,082	$23,697	$23,801	$10,769

Total nonperforming assets to total assets	0.61%	0.54%	0.47%	0.48%	0.22%
Total nonperforming loans to gross loans	0.70%	0.62%	0.56%	0.55%	0.21%
Allowance for credit losses to nonperforming loans	183.66%	200.07%	224.08%	250.07%	658.80%
Allowance for credit losses to gross loans	1.29%	1.24%	1.26%	1.37%	1.36%

Performing modifications to borrowers experiencing financial difficulty	$32,048	$27,072	$26,642	$23,304	$24,083

	For the three-month period ended
Quarterly Summary Income Statement Data:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2025	2025	2025	2025	2024

Interest income:
Cash equivalents	$1,059	$1,114	$1,698	$1,585	$784
AFS securities and membership stock	5,198	5,456	5,586	5,684	5,558
Loans receivable	65,975	66,460	63,354	62,656	63,082
Total interest income	72,232	73,030	70,638	69,925	69,424
Interest expense:
Deposits	27,699	28,940	28,644	28,795	29,538
Securities sold under agreements to repurchase	204	200	191	189	226
FHLB advances	1,080	1,081	1,080	1,076	1,099
Subordinated debt	379	391	390	386	418
Total interest expense	29,362	30,612	30,305	30,446	31,281
Net interest income	42,870	42,418	40,333	39,479	38,143
Provision for credit losses	1,680	4,500	2,500	932	932
Noninterest income:
Deposit account charges and related fees	2,429	2,365	2,156	2,048	2,237
Bank card interchange income	1,614	1,530	1,839	1,341	1,301
Loan servicing fees	250	263	167	224	232
Other loan fees	164	194	917	843	944
Net realized gains on sale of loans	167	175	143	114	133
Net realized gains on sale of AFS securities	—	—	—	48	—
Earnings on bank owned life insurance	552	548	533	512	522
Insurance brokerage commissions	345	319	368	340	300
Wealth management fees	936	851	825	902	843
Other noninterest income	319	328	332	294	353
Total noninterest income	6,776	6,573	7,280	6,666	6,865
Noninterest expense:
Compensation and benefits	13,651	13,065	13,852	13,771	13,737
Occupancy and equipment, net	3,834	3,788	3,745	3,869	3,585
Data processing expense	2,666	2,513	2,573	2,359	2,224
Telecommunications expense	309	347	312	330	354
Deposit insurance premiums	600	620	601	674	588
Legal and professional fees	478	1,075	1,165	603	619
Advertising	538	614	551	530	442
Postage and office supplies	333	300	336	350	283
Intangible amortization	808	857	857	889	897
Foreclosed property expenses, net	31	58	(18)	37	73
Other noninterest expense	2,022	1,814	2,002	1,979	2,074
Total noninterest expense	25,270	25,051	25,976	25,391	24,876
Net income before income taxes	22,696	19,440	19,137	19,822	19,200
Income taxes	4,546	3,790	3,351	4,139	4,547
Net income	18,150	15,650	15,786	15,683	14,653
Less: Distributed and undistributed earnings allocated
to participating securities	79	67	71	71	61
Net income available to common shareholders	$18,071	$15,583	$15,715	$15,612	$14,592

Basic earnings per common share	$1.62	$1.39	$1.40	$1.39	$1.30
Diluted earnings per common share	1.62	1.38	1.39	1.39	1.30
Dividends per common share	0.25	0.25	0.23	0.23	0.23
Average common shares outstanding:
Basic	11,153,000	11,247,000	11,250,000	11,238,000	11,231,000
Diluted	11,179,000	11,272,000	11,270,000	11,262,000	11,260,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2025	2025	2025	2025	2024

Interest-bearing cash equivalents	$103,156	$97,948	$151,380	$143,206	$64,976
AFS securities and membership stock	478,219	493,125	498,491	508,642	479,633
Loans receivable, gross	4,181,158	4,118,859	4,018,769	4,003,552	3,989,643
Total interest-earning assets	4,762,533	4,709,932	4,668,640	4,655,400	4,534,252
Other assets	321,042	302,630	299,217	290,739	291,217
Total assets	$5,083,575	$5,012,562	$4,967,857	$4,946,139	$4,825,469

Interest-bearing deposits	$3,782,764	$3,741,361	$3,727,836	$3,737,849	$3,615,767
Securities sold under agreements to repurchase	20,000	18,043	15,000	15,000	15,000
FHLB advances	102,046	102,410	104,053	106,187	107,054
Subordinated debt	23,228	23,215	23,201	23,189	23,175
Total interest-bearing liabilities	3,928,038	3,885,029	3,870,090	3,882,225	3,760,996
Noninterest-bearing deposits	541,110	533,809	524,860	513,157	524,878
Other noninterest-bearing liabilities	51,411	41,937	37,014	31,282	31,442
Total liabilities	4,520,559	4,460,775	4,431,964	4,426,664	4,317,316

Total stockholders’ equity	563,016	551,787	535,893	519,475	508,153

Total liabilities and stockholders’ equity	$5,083,575	$5,012,562	$4,967,857	$4,946,139	$4,825,469

Return on average assets	1.42%	1.24%	1.27%	1.29%	1.20%
Return on average common stockholders’ equity	12.8%	11.3%	11.8%	12.2%	11.4%

Net interest margin	3.57%	3.57%	3.47%	3.44%	3.34%
Net interest spread	3.05%	3.02%	2.93%	2.91%	2.77%

Efficiency ratio	50.9%	51.1%	54.6%	55.1%	55.3%